EXHIBIT 19

LOCK-UP AGREEMENT

September 10, 2009

Morgan Stanley & Co. Incorporated

Jefferies & Company, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets Corporation

c/o Morgan Stanley & Co. Incorporated

     1585 Broadway

     New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Coinstar, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of the principal amount of its debt securities (the “Debt Securities”) identified in Schedule I to the Underwriting Agreement convertible into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), to be issued under the indenture specified in Schedule I to the Underwriting Agreement between the Company and the Trustee identified in such Schedule.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Lock-up Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made during the Lock-up Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible, exercisable or exchangeable into Common Stock as a bona fide gift or to an immediate family member, (c) transfers to any trust for the direct or indirect benefit of the undersigned or an immediate family member, (d) distributions of shares of Common Stock or any security convertible, exercisable or exchangeable into Common Stock to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) (c) or (d), each donee, transferee or distributee shall sign and deliver a lock-up agreement substantially in the form of this letter, (e) transfers of Common Stock or securities convertible, exercisable or exchangeable into Common Stock on death by will or intestacy and (f) sales or transfers of Common Stock solely in connection with the “cashless” exercise of Company stock options outstanding on the date hereof for the purpose of exercising such stock options (provided that any remaining Common Stock received upon such exercise will be subject to the restrictions provided for in this Lock-up Agreement), provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (f) above no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions. For purposes of this paragraph, “immediate family member” shall mean the spouse, any lineal descendant, father, mother, brother or sister, of the undersigned.

If, prior to the end of the Lock-up Period, Morgan Stanley on behalf of the Underwriters consents to a release from the provisions of the second paragraph of this Agreement of any Common Stock held by any person who has entered into a lock-up agreement on substantially the same terms as this Agreement, then on the date of such consent this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering is only expected to be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

If (i) the Company notifies you in writing that it does not intend to proceed with the Public Offering, (ii) the registration statement filed with the Commission with respect to the Public Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase of the Debt Securities under the Underwriting Agreement, this Lock-up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Very truly yours,

SHAMROCK ACTIVIST VALUE FUND, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C.,
its general partner

By:	Shamrock Partners Activist Value Fund, L.L.C.,
its managing member

By:	/s/ Gregory S. Martin
Name:	Gregory S. Martin
Title:	Chief Financial Officer and Treasurer

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

By:	Shamrock Activist Value Fund GP, L.L.C.,
its general partner

By:	Shamrock Partners Activist Value Fund, L.L.C.,
its managing member

By:	/s/ Gregory S. Martin
Name:	Gregory S. Martin
Title:	Chief Financial Officer and Treasurer